Media contacts:
                                    CNA                          Roger Morris
                                    CNA Plaza                    (312) 822-4195
                                    Chicago, Illinois 60685      Clark Walter
                                                                 (312) 822-1454
                                                                 Analysts:
                                                                 Deborah Kamp
                                                                 (312) 822-7752


CNA
For All The Commitments You Make (R)
--------------------------------------------------------------------------------
NEWS

                                                          FOR IMMEDIATE RELEASE

MACGINNITIE NAMED CHIEF FINANCIAL OFFICER AT CNA

(Chicago) 7/30/97 - W. James MacGinnitie has been named chief financial officer and senior vice president of CNA.

MacGinnitie replaces Peter E. Jokiel, who was promoted to president of CNA Life in April of this year.

MacGinnitie comes to CNA from Ernst & Young LLP., where he has been a partner and national director of actuarial services since 1994. He plans to immediately begin acquainting himself with CNA while completing client assignments at Ernst & Young LLP and will assume his new position on a full time basis Oct. 1.

"Jim brings a wealth of talent and knowledge to CNA from his extensive experience both working in the insurance industry and serving it as a consultant," said Dennis Chookaszian, CNA's chairman and CEO. "His strong reputation and impressive credentials as an actuarial expert combined with his project management skills make him well-qualified to oversee our commitment to continued financial strength and stability."

As chief financial officer, MacGinnitie will oversee CNA's Corporate Finance Department of approximately 1,000 employees and the company's more than $42 billion in investments.

Prior to joining  Ernst & Young LLP,  MacGinnitie  was a managing  principal  at
Tillinghast-Towers   Perrin  for  19  years.  He  founded  and  developed  their property/casualty actuarial and risk management practice.

MacGinnitie began his insurance career as an actuarial trainee at CNA in 1960 and worked for the company nearly 12 years in a variety of positions with increasing responsibility.

From 1972 until 1973 he was with the actuarial consulting firm of Milliman & Robertson. From 1973-75, he was professor of actuarial sciences at the University of Michigan.

He received his bachelor's in mathematics from Northwestern University.

MacGinnitie is a fellow of the Casualty Actuarial Society where he served as president in 1979-80. He is also a fellow of the Society of Actuaries and served as vice president from 1991 until 1993. He is a member of the American Academy of Actuaries and served as president in 1988-89.

CNA is one of the world's premier insurance organizations. With 1996 revenues of $17.0 billion, CNA ranks among the top 10 U.S. insurance groups.

Headquartered in Chicago, CNA is a leading multibusiness insurer, serving individuals and businesses with a broad range of insurance products and insurance-related services. CNA products and services are marketed through multiple distribution channels, including independent agents, brokers, general agents and direct sales.

In 1997, CNA observes its centennial year, celebrating a century of financial strength, stability and commitment to customers and business partners.

CNA is the registered service mark and trade name of CNA Financial Corporation.

                                      # # #